Exhibit p
                                 CODE OF ETHICS

                           Midas U.S. and Overseas Fund Ltd.

                           Dollar Reserves, Inc.

                           Global Income Fund, Inc.

                           Midas Investors Ltd.

                           Tuxis Corporation

                           Midas Special Equities Fund, Inc.

                           Bexil Corporation

                           Midas Fund, Inc.

                           Midas Magic, Inc.

                           CEF Advisers, Inc.

                           Midas Management Corporation

                           Investor Service Center, Inc.

     The object of this Code of Ethics (the "Code") is to provide rules designed to avoid conflicts of interest involving persons associated with the above companies. Conflicts of interest may arise when a person has obligations to more than one person or entity or has a personal interest in a situation which might permit him to show preference or advantage to one person or entity at the expense of another, or to himself at the expense of another. In view of the fiduciary obligations of both the Funds' and their investment advisers' employees, officers and directors, it is important not only to avoid violations of law and regulatory rules, but also to avoid activities or practices which have the appearance of or may give rise to a charge of a violation.

     All employees are required to have a working familiarity with this Code. A violation of the Code may result in penalties including censure, suspension or dismissal. The Statement of Principles, as amended from time to time, (the "Statement of Principles") is hereby incorporated into the Code.

     If you have any questions about the applicability of the Code to any particular transaction or account, please contact Deborah A. Sullivan.



          A.Definitions.

               1."Security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended (the "1940 Act"), but shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies. The 1940 Act definition of "security" is quite broad and includes any option, futures contract, warrant or right to purchase any security.

               2.Persons subject to this Code ("Covered Persons" or individually "Covered Person") shall include:

                    a.all  directors and officers of CEF Advisers,  Inc.,  Midas
               Management Corporation, Rockwood Advisers, Inc. and the Funds;

                    b.any  employee of CEF Advisers,  Inc.,  Midas  Management
               Corporation, Rockwood Advisers, Inc. or any of the Funds (or a company in a control relationship with any of the foregoing) (i) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund, or (ii) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund;

                    c.directors and officers of Investor Service Center,  Inc.
               (i) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund, or (ii) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund; and

                    d.any  natural  person  in  a  control  relationship  with respect to CEF Advisers, Inc., Midas Management Corporation, Rockwood Advisers, Inc., Investor Service Center, Inc. or any of the Funds who obtains information concerning recommendations made to any Fund with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security). "Control" shall have the same meaning as that set forth under Section 2(a)(9) of the 1940 Act.

               3."Beneficial Ownership" for purposes of this Code shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires. Beneficial Ownership is broadly interpreted to include securities in which a Covered Person holds an ownership interest or the power to vote. Examples include securities owned by a Covered Person's spouse or minor children, held in a trust in which a Covered Person is a trustee or beneficiary, owned by a partnership in which a Covered Person is a partner or by a corporation in which a Covered Person is an officer, director or major stockholder.

          B.Prohibited Activities.

               1. No Covered Person shall, in connection with the purchase or sale (including the writing of an option to purchase or sell) of any Security by such person (or involving a Security in which such person has a director or indirect Beneficial Ownership interest) which, within the most recent 15 days is or has been held by any Fund, or is being or has been considered by any Fund or its investment adviser for purchase by such Fund:

                    a.employ  any  device,  scheme or  artifice to defraud any
               Fund;

                    b.make to any Fund any untrue  statement of a material  fact or omit to state to any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                    c.engage in any act,  practice,  or course of business which operates or would operate as a fraud or deceit upon any Fund; or

                    d.engage in any  manipulative  practice  with respect to any
               Fund.

               2. No Covered Person shall purchase or sell, directly or indirectly, any Security if he knows at the time of such purchase or sale that the Security (i) is being considered for purchase or sale by a Fund, (ii) is being purchased or sold by a Fund, or (iii) was purchased or sold by the Fund within the most recent fifteen days if such Covered Person participated in the recommendation to, or the decision by, the Fund to purchase or sell such Security.

               3. No Covered Person shall cause or attempt to cause any Fund to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. A Covered Person who participates in any research or investment decision concerning a particular Security must disclose to those persons with authority to make investment decisions for the Fund (or to the Administrator of the Code if the Covered Person is a person with authority to make investment decisions for the Fund), any personal or beneficial interest that the Covered Person has in that Security or any Related Security, or in the issuer thereof, where such decisions could create a material benefit to the Covered Person. The person to whom the Covered Person properly reports such interest, in consultation with the Administrator, shall determine whether or not the Covered Person will be restricted in pursuing the research or recommendation.

               4.All Covered Persons are expressly prohibited from taking personal advantage of any opportunity properly belonging to any Fund.

          C.  Confidentiality.  Information about Securities  transactions being
     undertaken  or   considered   for   recommendation   shall  be  treated  as
     confidential and may not communicated to other persons.

          D.Administrator. The Boards of Directors of the Funds shall from time to time appoint an Administrator of this Code who shall receive and review the report hereinafter described and who shall:

               1.abidentify and inform each Covered Person of the existence of this Code and deliver a copy to such person; and

               2.abmaintain in an easily accessible place at the offices of the Funds a copy of this Code together with copies of all reports made pursuant hereto and a record of any violations hereof during the prior five years and a list of all Covered Persons during the prior five years.


          E.Reporting.

               1. All Covered Persons shall report to the Administrator of the Code, on or before the tenth day of each calendar quarter in which the transaction to which the report relates was effected, with respect to any transactions in any Security in which such person has a direct or indirect Beneficial Ownership interest, the date of the transaction, the title and the number of shares and the principal amount of each Security involved, the nature of the transaction (purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected, and the name of the broker, dealer or bank with or through whom the transaction was effected. Any such report may contain a statement that the report shall not be construed as an admission by the person that the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

               2. Notwithstanding the foregoing, no Covered Person shall be required to make a report:

                    a.with respect to transactions affected for any account over which such person does not have any direct or indirect influence or control; or

                    b. if such person is an "independent" director of any of the
               Funds, and would be required to make a report solely by reason of being a director, except where such director knew or, in the ordinary course of fulfilling his official duties as a director, should have known that during the fifteen days immediately preceding or after a transaction in a Security by the director, such Security is or was purchased or sold by such Fund or such purchase or sale by such Fund is or was considered by such Fund or its investment adviser.

          F.abPenalties. If the Administrator determines that a violation of this Code has occurred, he or she shall report the relevant facts and conclusions to the Board of Directors of any affected Fund(s), and to the Chief Executive Officer of each entity employing the person responsible for the violation. The applicable Board of Directors and Chief Executive Officer shall each have the power to censure, suspend or dismiss such person.

                             STATEMENT OF PRINCIPLES

          The Funds

                           Bexil Corporation
                           Dollar Reserves, Inc.
                           Global Income Fund, Inc.
                           Midas Fund, Inc.
                           Midas Investors Ltd.
                           Midas Magic, Inc.
                           Midas Special Equities Fund, Inc.
                           Midas U.S. and Overseas Fund Ltd.
                           Tuxis Corporation

          The Investment Managers

                           CEF Advisers, Inc.
                           Midas Management Corporation
                           Rockwood Advisers, Inc.
                           Investor Service Center, Inc.

I.   INTRODUCTION

     A.   Fiduciary Duty.

          1. This Statement of Principles, as amended (the "Statement"), applies to all Access Persons* and focuses principally on preclearance and reporting of personal securities transactions. Access Persons must avoid activities, interests and relationships that may interfere with decision making that is in the best interests of a Fund.*/ Transactions that are debatable should be resolved in favor of the Funds. Compliance with the Statement's procedures will not automatically insulate an Access Person's transactions from scrutiny if there is an indication that fiduciary duties were abused.

          2. As fiduciaries, Access Persons must at all times:

               a. Place the interests of the Funds first. Access Persons must scrupulously avoid serving their own interest before the interest of the Funds. Access Persons may not induce or cause a Fund to take action, or not to take action, for their personal benefit, rather than for the benefit of the Fund.

               b. Avoid taking advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds or the Investment Managers could subject an Access Person to scrutiny.

               c.  Conduct  all  Personal  Securities   Transactions**  in  full
          compliance with this Statement including both the preclearance and reporting requirements.

II.  PERSONAL SECURITIES TRANSACTIONS

     A. Pre-Clearance Requirements for Access Persons. Except for the transactions set forth in Section II.C.1 and II.C.2, any Securities Transaction in which an Access Person or a member of his or her Immediate Family has a Beneficial Interest must be precleared with the Compliance Officer.*/

     B.   Restrictions on Personal Securities Transactions.

               1. Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified. Any profits realized from prohibited Securities Transactions must be disgorged.

                    a. Initial Public Offerings (all Investment Personnel).  Any
               purchase of Securities in an initial public offering;

                    b. Pending Buy or Sell Orders (all Access Persons). Any purchase or sale of Securities on any day during which any Fund has a pending "buy" or "sell" order in the same Security*/ (or Equivalent Security*/) until that order is executed or withdrawn;

                    c. Seven-Day Blackout (all Portfolio Managers*). Any purchase or sale of Securities within seven calendar days of a purchase or sale of the same Securities (or Equivalent Securities) by a Fund managed by that Portfolio Manager. For example, if a Fund trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest; and

                    d. 60-Day Blackout (all Investment Personnel).  Any purchase of a Security in which an Investment Person*/ thereby acquires a Beneficial Interest within 60 days of a sale of the Security (or an Equivalent Security) in which such Investment Person had a Beneficial Interest, and any sale of a Security in which an Investment Person has a Beneficial Interest within 60 days of a purchase of the Security (or an Equivalent Security) in which the same Investment Person had a Beneficial Interest, if, in either case, a Fund held the same Security at any time during the 60 days.

          2. Private Placements (all Investment Personnel). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. The Compliance Officer (or a designee) will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. Investment Persons who have acquired securities in a private placement are required to disclose that investment to the Compliance Officer when they play a part in any subsequent consideration of an investment in the issuer by a Fund, and the decision to purchase securities of the issuer by a Fund must be independently authorized by Investment Personnel with no Beneficial Interest in Securities of, or other personal interest in, the issuer.

     C.   Transactions Exempt from Transaction Restrictions.

          1.  The  following   Securities   Transactions  are  exempt  from  the
     preclearance requirements set forth in Section II.A. and the restrictions set forth in Section II.B.:

               a. Mutual Funds. Securities issued by any registered open-end investment companies (including but not limited to the Funds);

               b. No Knowledge. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which neither the Access Person nor any Immediate Family member is consulted or advised of the trade before it is executed);

               c. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

               d. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired directly from the issuer at the time of their issuance; and

               e. Miscellaneous. Any transaction in the following: (1) bankers' acceptances, (2) bank certificates of deposit, (3) commercial paper,
          (4)repurchase   agreements,   and  (5)  Securities  that  are  direct
          obligations of the U.S. Government.

          2. Application to Commodities, Futures, Options on Futures. Commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures are not subject to preclearance, nor to the seven-day blackout, 60-day blackout, and prohibited transactions provisions of Section II.B., but are subject to transaction reporting. Options on certain broad-based indices designated by the Compliance Officer are subject to the preclearance and transaction reporting provisions of the Statement, but are not subject to the provisions regarding seven-day blackout and 60-day profit disgorgement.

     D.   Trade Reporting Requirements

          1. Reporting Requirements. Every Access Person and member of his Immediate Family must arrange for the Compliance Officer to receive directly from any broker, dealer, or bank that effects any Securities
     Transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person has a Beneficial Interest. If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person must immediately notify the Compliance Officer. The foregoing does not apply to transactions and holdings in registered open-end investment companies other than the Funds.

          2. Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

          3. Availability of Reports. All information supplied pursuant to this Statement may be made available for inspection to the Board of Directors of any of the Investment Managers, any Fund, any party to which any investigation is referred by any of the foregoing, the SEC,* any self-regulatory organization of which Winmill & Co. Incorporated, or its affiliates is a member, any state securities commission, and any attorney or agent of the foregoing or of the Funds.

III. GIFTS AND DIRECTORSHIPS

     A. Gifts. The following provisions on gifts apply to all Investment Personnel.

          1. Accepting Gifts. On occasion, Investment Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Funds and the Investment Managers. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

     If an Investment Person receives any gift that might be prohibited under this Statement, the Investment Person must inform the Compliance Officer.

          2. Solicitation of Gifts. Investment Persons may not solicit gifts or gratuities.

          3. Giving Gifts. Investment Persons may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients.

     B. Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company (other than Winmill & Co. Incorporated, its affiliates, and the Funds) absent prior written authorization from the Compliance Officer. This authorization will rarely, if ever, be granted and, if granted, will normally require that affected Investment Person be isolated, through a"Chinese Wall" or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

IV.  COMPLIANCE WITH THIS STATEMENT OF PRINCIPLES

     A. Annual Reports. The Statement and the Code of Ethics of the Investment Managers and the Funds shall be reviewed at least once a year, in light of legal and business developments and experience in implementing the Statement and Code of Ethics and, as necessary or appropriate, a report to the Board of Directors of each Fund shall be prepared:

          1. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

          2. Identifying any violation requiring significant remedial action during the past year; and

          3. Identifying any recommended changes in existing restrictions or procedures based on experience with the Statement and Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

     B.   Remedies

          1. Sanctions. If it is determined by the Compliance Officer, the Investment Managers, or a Fund that an Access Person has committed a violation of the Statement, the Compliance Officer or applicable entity may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Access Person may also be required to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. Any profit shall be forwarded to the Fund in question or to a charitable organization.

          2. Review. If an Access Person commits a violation of this Statement that merits remedial action, information relating to the investigation of the violation, including any sanctions imposed will be reported to the Boards of Directors of the applicable Fund, no less frequently than quarterly. The Boards of Directors of the Funds may modify such sanctions as they deem appropriate.

     C. Acknowledgment of Receipt. All Access Persons will be required to acknowledge receipt of the Statement.

     D. Compliance Certification. On an annual basis, all Access Persons will be required to certify that they have read and understand the Statement, and that they have complied with the requirements of the Statement.

     E. Inquiries Regarding the Statement. The Compliance Officer will answer any questions about this Statement or any other compliance-related matters.

                                                  DEFINITIONS

         "Access Person" means

     (1)  every director or officer of the Investment Managers or the Funds;

     (2) every employee of the Investment Managers or the Funds (or a company in a control relationship with any of the foregoing) (a) who, in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund, or (b) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security by a Fund;

     (3) every director or officer of the Investment Managers (a) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund, or (b) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security by a Fund;

     (4) any natural person in a control relationship with respect to the Investment Managers or the Funds who obtains information concerning recommendations made to any Fund with respect to the purchase or sale of a Security; and

     (5)  such other persons as the Compliance Officer shall designate.

     Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Officer.

          "Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family.
     Common examples of Beneficial Interest include joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

          "Compliance   Officer"  means  the  person  designated  by  Boards  of
     Directors of the Funds as the compliance person in connection with this Statement.

          "Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

          "Fund" means an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof) for which any of the Investment Managers serves as investment adviser.

     "Immediate Family" of an Access Person means any of the following persons who reside in the same household as an Access Person:

child                           grandparent                     son-in-law
stepchild                       spouse                          daughter-in-law
grandchild                      sibling                         brother-in-law
parent                          mother-in-law                   sister-in-law
stepparent                      father-in-law

          "Investment Personnel" and "Investment Person" mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions.

          "Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

          "SEC" means the Securities and Exchange Commission.

          "Securities Transaction" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

          "Security" and "Securities" include stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options, futures contracts and warrants.